Exhibit 10.1

SENIOR SECURED TERM LOAN AGREEMENT

DATED AS OF AUGUST 23, 2011

AMONG

TERRENO REALTY LLC,

AS BORROWER

AND

KEYBANK NATIONAL ASSOCIATION

AS ADMINISTRATIVE AGENT

KEYBANC CAPITAL MARKETS

AS LEAD ARRANGER

AND

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

AS LENDERS

SENIOR SECURED TERM LOAN AGREEMENT

This Senior Secured Term Loan Agreement (“Agreement”), dated as of August 23, 2011 is among Terreno Realty LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), KeyBank National Association, a national banking association, both individually as a “Lender” and as “Administrative Agent”, KeyBanc Capital Markets as “Lead Arranger,” and the several banks, financial institutions and other entities which may from time to time become parties to this Agreement as additional “Lenders”.

RECITALS

A. Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing industrial properties.

B. Borrower’s sole member, Terreno Realty Corporation, a Maryland corporation (“Parent Guarantor”) is qualified as a real estate investment trust under Section 856 of the Code.

C. Borrower desires to obtain a senior secured term loan to provide interim financing with respect to two of Borrower’s Projects secured by Borrower’s indirect ownership interests in such Projects and Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement:

“Adjusted EBITDA” means, as of any date, an annualized amount determined by multiplying two (2) times the Consolidated EBITDA for the most recent fiscal quarter of Borrower for which financial results have been reported and the immediately preceding fiscal quarter (or until Borrower has been existence for two full fiscal quarters, by multiplying four (4) times the Consolidated EBITDA for the most recent such fiscal quarter) and deducting from such annualized amount an annual amount for capital expenditures equal to $0.15 per square foot times the weighted daily average rentable area of Projects owned by the Consolidated Group or any Investment Affiliate (but only deducting the applicable Consolidated Group Pro Rata Share of such amount with respect to such Investment Affiliate) during the applicable calculation period for such annualized Consolidated EBITDA.

“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to Borrower of the same Type and, in the case of LIBOR Advances, for the same LIBOR Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agreement” means this Senior Secured Term Loan Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Execution Date” means the date this Agreement has been fully executed and delivered by all parties hereto.

“Anti-Terrorism Laws” is defined in Section 5.28.

“Applicable Margin” means, as applicable, the Base Rate Applicable Margin or the LIBOR Applicable Margin which are used in calculating the interest rate applicable to the various Types of Advances.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer or Vice President of Borrower or Parent Guarantor, acting singly.

“Bankruptcy Code” means the Bankruptcy Code of the United States of America, as amended from time to time.

“Base Rate” means, for any day, a rate per annum equal to the Floor Base Rate for such day plus the Base Rate Applicable Margin for such day, in each case changing as and when the Floor Base Rate changes.

“Base Rate Advance” means an Advance that bears interest at the Base Rate.

“Base Rate Applicable Margin” means, as of any date with respect to any Base Rate Advance, the per annum amount then in effect pursuant to Section 2.3 hereof.

“Base Rate Loan” means a Loan that bears interest at the Base Rate.

“Borrower” means Terreno Realty LLC, a limited liability company organized under the laws of the State of Delaware, and its successors and assigns.

“Borrowing Date” means the date on which the initial disbursement is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means, as of any date:

(i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii) mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;

(iii) certificates of deposit or other interest-bearing obligations of the Administrative Agent (or an Affiliate thereof) or a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv) certificates of deposit or other interest-bearing obligations of the Administrative Agent (or an Affiliate thereof) or a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii) commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Change of Control” means (i) any transfer of ownership resulting in Parent Guarantor owning less than 100% of the equity interests in Borrower or (ii) any change in the membership of Parent Guarantor’s Board of Directors which results in (x) those board members having served for such Board of Directors throughout the preceding twelve (12) month period (or since the date of Parent Guarantor’s organization in the case of the first twelve (12) months after Parent Guarantor’s organization) (“Existing Directors”) and (y) directors approved by Existing Directors as of any date constituting less than 50% of the total board members at such time.

“Change in Management” means the failure of at least one of the Parent Guarantor’s Chief Executive Officer and the Guarantor’s President and Chief Financial Officer as of the Agreement Execution Date (or any successor to either such individual hereafter approved by the Administrative Agent) to continue to be active on a daily basis in the management of Borrower provided that if both of such individuals shall die or become disabled or otherwise cease to be active in the management of Borrower, Borrower shall have one hundred twenty (120) days to retain a replacement executive of comparable experience which is reasonably satisfactory to the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all of the property, rights and interests of Borrower and its Subsidiaries that are subject to the security interests and Liens created by the Security Documents.

“Collateral Assets” means the two (2) Projects commonly described as the warehouse distribution facility located at 14100 NW 60th Avenue, Miami Lakes, Florida and the multi-tenant industrial building located at 215 SE 10th Avenue, Hialeah, Florida, each of which is legally described on Exhibit A attached hereto and made a part hereof.

“Collateral Assignment” means the Collateral Assignment of Interests in the form of Exhibit K attached hereto from Borrower to the Administrative Agent, for the benefit of the Lenders, as the same may be modified, amended or restated, pursuant to which there shall be granted to the Administrative Agent on behalf of the Lenders a first priority lien and security interest in the applicable Pledged Equity Interests and the other interests of Borrower in the Collateral described therein, and any further assignments, certificates, powers, consents, acknowledgments, estoppels or UCC-1 financing statements that may be delivered in connection therewith.

“Collateral Inclusion Conditions” means, with respect to each Collateral Asset: (A) a written opinion of the Borrower’s counsel addressed to the Lenders in a form reasonably satisfactory to the Administrative Agent regarding the Subsidiary Guaranty and the Collateral Assignment related thereto, (B) evidence that the applicable title company has committed to issue a title insurance policy insuring the applicable Subsidiary Guarantor’s title to the real property constituting the Project in a form, and with such coverages and endorsements, as are all reasonably satisfactory to the

Administrative Agent, including without limitation a so-called “mezzanine endorsement” in favor of the Administrative Agent for the benefit of the Lenders in an amount not less than 60% of the cost value basis of such Collateral Asset to the extent such an endorsement is authorized to be issued in the state in which such Project is located; provided, however, Administrative Agent may waive the mezzanine endorsement requirement if such Project is located in a state in which the cost of issuing such mezzanine endorsement is more than nominal (in Administrative Agent’s sole discretion), and (C) UCC-1 financing statements evidencing and perfecting the security interest granted in the applicable Pledged Equity Interests.

“Collateral Pool Implied DSCR” means, as of any date, the then-current Collateral Pool NOI divided by the then-current Implied Facility Debt Service.

“Collateral Pool NOI” means, as of any date, the amount determined by multiplying four (4) times the aggregate Net Operating Income attributable to the Collateral Assets for the most recent fiscal quarter of Borrower for which financial results have been reported but excluding any portion of such Net Operating Income attributable to a tenant who is an Excluded Tenant as of such date.

“Consolidated EBITDA” means, for any period without duplication an amount equal to the net income or loss of the Consolidated Group determined in accordance with GAAP (before minority interests and excluding losses attributable to the sale or other disposition of assets and the adjustment for so-called “straight-line rent accounting”) for such period, plus (x) the following to the extent deducted in computing such Consolidated Net Income for such period: (i) Consolidated Total Interest Expense for such period, (ii) real estate depreciation and amortization for such period, (iii) other non-cash charges for such period and (iv) acquisition costs for such period with respect to all Projects acquired by Borrower or another member of the Consolidated Group; and minus (y) all gains attributable to the sale or other disposition of assets or debt restructurings in such period, adjusted to include the Consolidated Group Pro Rata Share of the net income or loss of all Investment Affiliates for such period, determined and adjusted in the same manner as provided above in this definition with respect to the Consolidated Group’s net income or loss. Notwithstanding the foregoing, until Consolidated Gross Asset Value is equal to or greater than $600,000,000, the amount of the Consolidated Group’s general and administrative expense for any period to be used in any calculations made under this definition shall be capped at eight percent (8%) of the aggregate Net Operating Income of all Projects owned by Borrower or another member of the Consolidated Group for all or any portion of such period.

“Consolidated Fixed Charges” means, for any period, without duplication, the sum of (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and scheduled principal payments due on maturity of any such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate plus (d) Preferred Dividends with respect to such period plus (e) all rental payments due and payable with respect to such period under ground leases of Properties at which one or more members of the Consolidated Group are tenants.

“Consolidated Gross Asset Value” means, as of any date, (i) the aggregate Net Operating Income for the two (2) most recent full fiscal quarters of Borrower for which financial results have been reported attributable to Projects owned by Borrower or another member of the Consolidated Group as of the last day of such period (excluding both Development Projects and 100% of the aggregate Net Operating Income attributable to any Projects not so owned for such two (2) most recent full fiscal quarters), multiplied by two (2), with the product thereof divided by the Capitalization Rate, plus (ii) the cost basis value for any such Projects first acquired by Borrower or a member of the Consolidated Group during such two (2) consecutive full fiscal quarters, plus (iii) Cash and Cash Equivalents owned by the Consolidated Group on the last day of such most recent fiscal quarter, plus (iv) the Consolidated Group’s Pro Rata Share of the aggregate Net Operating Income for the two (2) most recent full fiscal quarters of Borrower for which financial results have been reported attributable to Projects owned by Investment Affiliates on the last day of such period (excluding Development Projects and 100% of the aggregate Net Operating Income attributable to any Projects not so owned for such two (2) most recent full fiscal quarters) multiplied by two (2), with the product divided by the Capitalization Rate, plus (v) the Consolidated Group Pro Rata Share of such the cost value basis of any Projects not so owned for such two (2) most recent full fiscal quarters by an Investment Affiliate, plus (vi) the cost value basis of all Development Projects of Borrower or any other member of the Consolidated Group, as of the last day of such most recent fiscal quarter, plus (vii) the cost value basis of any Unimproved Land owned by Borrower or any other member of the Consolidated Group as of the last day of such most recent fiscal quarter. Notwithstanding the foregoing, for purposes of calculating the amount of Net Operating Income to be used in clauses (i) and (iv) of the preceding sentence of this definition, (A) no Project shall be deemed to have Net Operating Income of less than zero for any period and (B) if any Project is subject to a Lease which has commenced but provides for an initial period of rent abatement or reduction that falls in whole or in part within the period on which Net Operating Income is being calculated, the Net Operating Income attributable to such Project for such initial abatement or reduction period shall be determined as if the rental income for such Project included rents paid at the rental rate that will be payable under such Lease during the first full calendar month immediately following such period, provided that (i) no such period of deemed increase shall continue for longer than the first twenty percent (20%) of the initial term of such Lease and (ii) the portion of Consolidated Gross Asset Value attributable to Projects which have Net Operating Income then deemed to be increased under this clause (B) shall not at any time constitute more than fifteen percent (15%) of total Consolidated Gross Asset Value.

“Consolidated Group” means Parent Guarantor, Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage interest held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding Capital Stock in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.

“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the aggregate amount of interest required to be paid, accrued, expensed or, to the extent it could be expensed, capitalized in accordance with GAAP of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period (including the Loans, obligations under Capitalized Leases (to the extent Consolidated EBITDA has not been reduced by such Capitalized Lease obligations in the applicable period), any Subordinated Indebtedness, original issue discount and amortization of prepaid interest, if any, but excluding any Preferred Distributions)

plus (b) all amounts available for borrowing, or for drawing under letters of credit, if any, issued for the account of any member of the Consolidated Group, but only if such interest was or is required to be reflected as an item of expense, plus (c) all commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money plus (d) the Consolidated Group Pro Rata Share of any such interest items, as similarly calculated and determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse.

“Consolidated Net Income” means, for any period, the sum of (i) consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP plus (ii) without duplication, the applicable Consolidated Group Pro Rata Share of the net income (or loss) of each Investment Affiliate for such period determined in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group, provided that (x) to the extent that any member of the Consolidated Group is providing a completion guaranty in connection with a construction loan entered into by an Investment Affiliate, Consolidated Total Indebtedness shall include such member’s pro rata liability under the Indebtedness relating to such completion guaranty (or, if greater, such member’s potential liability under such completion guaranty) and (y) in connection with the liabilities described in clauses (a) and (d) of the definition of “Indebtedness” (other than completion guarantees) Consolidated Total Indebtedness shall include the portion of the liabilities of such Investment Affiliate which is attributable to the Consolidated Group’s Pro Rata Share of such Investment Affiliate or such greater amount of such liabilities for which any member of the Consolidated Group is or has agreed to be, liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or the like, it being agreed that, in any case, Indebtedness of an Investment Affiliate shall not be excluded from Consolidated Total Indebtedness by virtue of the liability of such Investment Affiliate being Non-Recourse Indebtedness.

“Consolidated Tangible Net Worth” means, as of any date of determination, an amount equal to (a) Consolidated Gross Asset Value minus (b) Consolidated Total Indebtedness as of such date, provided that any amounts attributable to Projects that are required to be reported as “intangibles” under GAAP pursuant to Financial Accounting Standards Board Statement of Policy No. 141 and 142 shall be permitted to be added back to “tangible property” for purposes of calculating such Consolidated Tangible Net Worth.

“Construction in Progress” means, as of any date, the sum of (i) the total construction cost expended as of the applicable date to construct any Development Project which involves construction of a new building or to redevelop or renovate any Development Project which includes the redevelopment or renovation of an existing building, plus (ii) the book value of all land not then included in Unimproved Land.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation, or, if no time frame is specified, if such failure or refusal continues for a period of five Business Days after written notice from the Administrative Agent; provided that if such Lender cures such failure or refusal, such Lender shall cease to be a Defaulting Lender.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.10.

“Development Project” means a Project which is either (i) under development for which any member of the Consolidated Group is actively pursuing construction of one or more buildings or other improvements or (ii) the subject of a major redevelopment or renovation, involving extensive capital expenditures beyond those normally incurred in connection with the installation of tenant improvements for a new tenant, to upgrade and reposition such Project to meet prevailing market standards and requiring such Project to be vacated during such redevelopment or renovation and, in the case of all such developments, redevelopments or renovations, for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to such member’s ordinary course of business, provided that any such Project will no longer be considered a Development Project following a date twelve (12) months after the first date on which a certificate of occupancy has issued or reissued for such Development Project or on which such Development Project may otherwise be lawfully occupied for its intended use.

“Drop Lots” means any parcel of land unimproved with material revenue producing buildings (e.g., other than small miscellaneous structures such as security, stacks, maintenance sheds, etc.) but which is accessible from public roads and highways, is fenced or otherwise enclosed and is paved or otherwise prepared to accept the temporary storage of tractor trailers, containers or other freight equipment.

“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $5,000,000,000 or more, (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development, (e) any savings bank, savings and loan association or similar financial institution and, unless a Default shall have occurred and be continuing, approved by Borrower (such approval not to be unreasonably withheld or delayed) which (A) has a net worth of $500,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (f) any other financial institution (including a mutual fund or other fund) approved by the Administrative Agent and, unless a Default shall have occurred and be continuing, Borrower (such approval not to be unreasonably withheld or delayed) having total assets of $500,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (e) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest.

“Eligible Collateral Asset Documents” means, with respect to each Collateral Asset:

(a) A current rent roll and operating statement for such Project;

(b) A certificate from the Borrower showing the cost value basis of such Project;

(c) A certification from the Borrower that such Project is free from all material environmental and structural issues; and

(d) Other documents that may be reasonably requested by the Administrative Agent including, but not limited to copies of rent rolls, ARGUS runs, Leases, estoppels from all tenants under the Leases (to the extent obtainable after commercially reasonable collection efforts), current title insurance commitment and/or title search, together with copies of all title exceptions, current ALTA survey, current property condition reports and current environmental assessments.

“Entity Acquisition” means any transaction, or any series of related transactions, consummated on or after the Agreement Execution Date, by which any of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership, limited liability company or other entity.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to Borrower or any Subsidiary or any of their respective assets or Projects.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender.

“Excluded Tenant” means, as of any date, any tenant under a Lease who is then either (i) the subject of a voluntary or involuntary proceeding for relief under the Bankruptcy Code or any state bankruptcy codes or insolvency laws, unless such tenant has assumed such Lease and provided adequate assurances of future performance, all as may be required in such proceeding, or (ii) more than sixty (60) days delinquent in the payment of any installment of base rent due under such tenant’s Lease.

“Executive Order” is defined in Section 5.28.

“Facility Obligations” means all Obligations other than the Related Swap Obligations.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Fee Letter” is defined in Section 2.6.

“Floor Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the sum of the Prime Rate for such day plus 1% per annum, (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum and (iii) the LIBOR Rate (which includes the LIBOR Applicable Margin) that would apply if such day were the first day of a LIBOR Interest Period of one month.

“Funds From Operations” shall have the meaning determined from time to time by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members, but in no event shall Funds From Operations for any period be reduced on account of any deduction or amortization of acquisition costs incurred with respect to Projects acquired by Borrower or another member of the Consolidated Group.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or environmental or similar indemnities or customary so-called non-recourse carveout guarantees. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Implied Debt Service” means, as of any date, an imputed annual amount of principal and interest that would be due on the then-current Outstanding Loan Amount if such Outstanding Loan Amount were a fully amortizing loan with equal monthly payments of principal and interest over a period of thirty years at a per annum interest rate equal to the greater of (a) 7.00% and (b) the then-current weighted daily average interest rate applicable to all Advances outstanding hereunder on such date.

“Indebtedness” of any Person at any date means without duplication all obligations, contingent or otherwise, which should be classified or the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, all in accordance with GAAP, including, in any event, the sum of (without double-counting), (i) all accounts payable of such obligor on such date, and (ii) all Indebtedness outstanding on such date, in each case whether Recourse, Indebtedness, Non-Recourse Indebtedness or contingent, provided, however, that amounts not drawn as Loans hereunder on such date shall not be included in calculating Consolidated Total Indebtedness, and provided, further, that (without double-counting), each of the following shall be included in Indebtedness: (a) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group); (b) all reimbursement obligations of such Person for letters of credit and other contingent liabilities (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group); (c) all amounts of bonds posted by such obligor guaranteeing performance or payment obligations; (d) all lease obligations (under Capitalized Leases) (e) all liabilities of such obligor as a partner, member or the like for liabilities (whether such liabilities are Recourse, Indebtedness, Non-Recourse Indebtedness or contingent obligations of the applicable partnership or other Person) of Investment Affiliates or other Person in which any of them have an equity interest, which liabilities are for borrowed money or any of the matters listed in clauses (a), (b), (c) or (d) above; (f) any Net Mark-to-Market Exposure and (g) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. For purposes hereof, the amount of borrowed money shall equal the sum of (1) the amount of borrowed money as determined in accordance with GAAP plus (2) the amount of those contingent liabilities for borrowed money set forth in subsections (a) through (d) above, but shall exclude any adjustment for so-called “straight-line interest accounting”.

“Intellectual Property” is defined in Section 5.21.

“Interest Reserve Fund” is defined in Section 2.22.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, holds an ownership interest whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Leases” shall mean, collectively, all leases, subleases and similar occupancy agreements affecting any Collateral Asset, or any part thereof, now existing or hereafter executed and all material amendments, material modifications or supplements thereto.

“Leasing Commission Reserve Fund” is defined in Section 2.21.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to this Agreement.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Leverage Ratio” means, as of any date, the ratio of Consolidated Total Indebtedness to Consolidated Gross Asset Value.

“LIBOR Advance” means an Advance that bears interest at the LIBOR Rate.

“LIBOR Applicable Margin” means, as of any date with respect to any LIBOR Interest Period, the applicable per annum amount then in effect pursuant to Section 2.3 hereof.

“LIBOR Base Rate” means, the rate (rounded upwards to the nearest 1/1000th) with respect to a LIBOR Advance for the relevant LIBOR Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, and having a maturity equal to such LIBOR Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of KeyBank’s relevant LIBOR Loan and having a maturity equal to such LIBOR Interest Period.

“LIBOR Interest Period” means, with respect to each amount bearing interest at a LIBOR based rate, a period of one, two or three months, commencing on a Business Day, as selected by Borrower; provided, however, that (i) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall continue to and end on the next succeeding Business Day, unless the result would be that such LIBOR Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day and (ii) any LIBOR Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Interest Period would otherwise end shall instead end on the last Business Day of such calendar month.

“LIBOR Loan” means a Loan which bears interest at a LIBOR Rate.

“LIBOR Rate” means, for any LIBOR Interest Period, the sum of (A) the LIBOR Base Rate applicable thereto and (B) the LIBOR Applicable Margin.

“Lien” means any lien (statutory or other), mortgage, pledge, encumbrance, priority or any other type of security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any Capitalized Lease).

“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.

“Loan Amount” means $10,050,000.

“Loan Documents” means this Agreement, the Notes, the Parent Guaranty, the Subsidiary Guaranty, the Collateral Assignment and any other document from time to time evidencing or securing indebtedness incurred by Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

““Loan Maturity Date” means [                    , 2013], being a date eighteen (18) months after the Agreement Execution Date, subject to extension as provided in Section 2.3 hereof.

“Loan Parties” means, collectively, Borrower, the Parent Guaranty, the Subsidiary Guarantors and any other party which executes and delivers, or joins in, the Collateral Assignment or any future Collateral Assignment as provided herein.

“Management Fees” means, with respect to each Project for any period, an amount equal to (i) the actual management fees payable with respect thereto for such period if the property manager of such Project is a third party and not Borrower or an Affiliate of Borrower or (B) three percent (3.0%) of the aggregate net and other revenue due under the Leases at such Project for such period if the property manager is the Borrower or an Affiliate of Borrower.

“Material Adverse Effect” means, in the Administrative Agent’s reasonable discretion, a material adverse effect on (i) the business, Property or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, with respect to any Project for any period, property rental and other income attributable to such Project accruing for such period minus all expenses and other proper charges incurred in connection with the operation of such Project (including, without limitation, real estate taxes, Management Fees, payments under ground leases and bad debt expenses) during such period; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period, capital expenses for such period, and depreciation, amortization, and other non-cash expenses for such period, all as determined in accordance with GAAP (except that (a) any rent leveling adjustments and (b) any SFAS 141 amortization shall be excluded from rental income).

“Non-Recourse Indebtedness” means any Indebtedness with respect to which the liability of the obligor is limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” means a promissory note, in substantially the form of Exhibit B hereto, duly executed by Borrower and payable to the order of a Lender in the amount of its portion of the Loan, including any amendment, modification, renewal or replacement of such promissory note.

“Notice of Assignment” is defined in Section 12.3(ii).

“Obligations” means the Advances, the Related Swap Obligations and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents.

“Occupancy Percentage” means, as of any date, with respect to any Project or group of Projects, the percentage of the total rentable area of such Project or Projects that is then demised under a Lease to tenants who are not an Affiliate of the Borrower and who took initial occupancy of their demised spaces under such Leases (even if any such space is then vacant), but excluding from such calculation space demised to any tenant who is then an Excluded Tenant.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Loan Amount” means, at any time, the sum of all then outstanding Advances.

“Parent Guarantor” means Terreno Realty Corporation, a Maryland corporation organized under the laws of the State of Delaware, and its successors and assigns.

“Parent Guaranty” means the guaranty to be executed and delivered by the Parent Guarantor substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.

“Participants” is defined in Section 12.2(i).

“Payment Date” means, with respect to the payment of interest accrued on any Advance, the first day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means for each Lender the ratio that such Lender’s portion of the Loan bears to the Loan Amount, expressed as a percentage and as shown on the signature pages hereto.

“Permitted Acquisitions” are defined in Section 6.15.

“Permitted Liens” are defined in Section 6.16.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower or any member of the Controlled Group may have any liability.

“Pledged Equity Interests” means, as of any date, collectively, 100% of the applicable legal, beneficial ownership interests in each Subsidiary Guarantor which owns one or more of the then-current Collateral Assets, which as of the Agreement Execution Date, consist of the ownership interests shown on the Subsidiary Guaranty attached hereto, as pledged under the Collateral Assignment from time to time.

“Preferred Dividends” means, for any period, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by KeyBank or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

“Prohibited Person” is defined in Section 5.28.

“Project” means any real estate asset operated or intended to be operated as an industrial property.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Qualified Ground Lease” means a ground lease that has (i) a remaining term of at least twenty-five (25) years including, for this purpose, any renewal option exercisable at the sole option of the ground lessee thereunder, with no veto or approval rights by the ground lessor or any lender to such ground lessor, (ii) can be mortgaged without the consent of the ground lessor thereunder, (iii) contains customary leasehold mortgagee protection rights reasonably satisfactory to the Administrative Agent; (iv) can be transferred without the consent of the ground lessor thereunder (or if consent of such ground lessor is required, such consent is subject to either an express reasonableness standard or an objective financial standard for the transferee that is reasonably satisfactory to the Administrative Agent); and (v) that the tenant under the ground lease is entitled to all insurance proceeds and condemnation awards (other than the amount attributable to landlord’s fee interest in the land if an adjustment in rent is provided for in connection therewith).

“Recourse Indebtedness” means any Indebtedness of Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Swap Obligations” means, as of any date, all of the obligations of Borrower arising under any then outstanding Swap Contracts entered into between Borrower and any Lender or Affiliate of any Lender.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate holding at least 66 2/3% of the aggregate Outstanding Loan Amount.

“Reserve Funds” is defined in Section 2.23.

“Revolving Credit Facility” means the revolving line of credit extended to the Borrower pursuant to that certain Amended and Restated Senior Revolving Credit Agreement dated as of December 31, 2010, as amended by First Amendment to Amended and Restated Senior Revolving Credit Agreement dated as of June 30, 2011 by and among the Administrative Agent, the Lead Arranger, KeyBank National Association, and certain other lenders and the Borrower

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Indebtedness” means any Indebtedness of Borrower or any other member of the Consolidated Group which is secured by a Lien on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred.

“Security Documents” means the Collateral Assignment (and each joinder therein and each additional Collateral Assignment subsequently delivered pursuant to this Agreement) and any further collateral assignments to the Administrative Agent for the benefit of the Lenders, including, without limitation, any UCC-1 financing statements delivered or authorized to be filed by the Administrative Agent in connection therewith.

“Single Employer Plan” means a Plan maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Borrower.

“Subsidiary Guarantor” means each Wholly-Owned Subsidiary of Borrower which owns a Collateral Asset and therefore has executed the Subsidiary Guaranty.

“Subsidiary Guaranty” means the guaranty to be executed and delivered by those Subsidiaries of Borrower listed on Schedule 6, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

“Substantial Portion” means, with respect to the Property of Borrower and its Subsidiaries, Property which represents more than 10% of then-current Consolidated Gross Asset Value.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap

Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Tenant Improvement Reserve Fund” is defined in Section 2.20.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Base Rate Advance or LIBOR Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unimproved Land” means, as of any date, any land which (i) is not appropriately zoned for industrial development, (ii) does not have access to all necessary utilities or (iii) does not have access to publicly dedicated streets, unless such land has been designated in writing by Borrower in a certificate delivered to the Administrative Agent as land that is reasonably expected to satisfy all such criteria within twelve (12) months after such date, but excluding in any event any land which qualifies as a Drop Lot.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unsecured Indebtedness” means all Consolidated Total Indebtedness that is not Secured Indebtedness.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II.

THE LOAN

2.1. Generally. Subject to the terms and conditions of this Agreement, Lenders severally agree to each make one initial Loan through the Administrative Agent to Borrower on the Agreement Execution Date in an aggregate amount equal to the Loan Amount.

The Advances hereunder may be made and continued hereunder as either ratable Base Rate Advances or ratable LIBOR Advances. This is a term loan and if Borrower shall repay any portion of the Loan Amount Borrower shall not be entitled to reborrow any portion of the Loan Amount.

2.2. Extension of Maturity Date Borrower shall have one (1) option to extend the Loan Maturity Date for a period of six (6) months ending on August     , 2013, being the day immediately prior to the second anniversary of the Agreement Execution Date, upon satisfaction of the following conditions precedent:

(i) As of the date of Borrower’s delivery of notice of its intent to exercise such option, and as of the initial Loan Maturity Date, no Event of Default shall have occurred and be continuing and Borrower shall so certify in writing;

(ii) Borrower shall provide Administrative Agent with written notice of the Borrower’s intent to exercise such option not less than sixty (60) days prior to the initial Loan Maturity Date;

(iii) As of the date of Borrower’s delivery of notice of its intent to exercise such option and as of the initial Loan Maturity Date, the Collateral Pool Implied DSCR is not less than 1.25 to 1.0, or, if the Collateral Pool Implied DSCR is less than 1.25 to 1.0 as of the date of delivery of such notice, then not later than the initial Maturity Date Borrower shall have made sufficient repayments of the Loan so that such criteria is satisfied; and

(iv) Borrower shall pay to the Administrative Agent for the account of the Lenders, along with Borrower’s notice of exercise of such option, an extension fee equal to one quarter of one percent (0.25%) of the then-current Outstanding Loan Amount.

2.3. Applicable Margins. The interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Type of Advance and the then-current Collateral Pool Implied DSCR. Any such change in the Applicable Margin shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a compliance certificate pursuant to Section 6.1(iv) with respect to the performance of the Collateral Assets for the preceding calendar month, provided that the Administrative Agent does not object to the information provided in such certificate. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest accrued prior to the date of such change in the Applicable Margin. If any such compliance certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest which would have accrued if the original compliance certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice. The per annum Applicable Margins that will be either added to the Floor Base Rate to determine the Base Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate for any LIBOR Interest Period shall be determined as follows:

Collateral Pool Implied DSCR	LIBOR Applicable Margin	Base Rate Applicable Margin
< 1.25 to 1	3.50%	0
> 1.25 to 1	2.75%	0

2.4. Final Principal Payment. Any outstanding Advances and all other unpaid Obligations shall be paid in full by Borrower on the Loan Maturity Date.

2.5. Other Fees. Borrower agrees to pay all fees payable to the Administrative Agent pursuant to Borrower’s letter agreement with the Administrative Agent dated as of July 6, 2011 (the “Fee Letter”).

2.6. Principal Payments. Borrower may from time to time pay, without penalty or premium, all or any part of outstanding Base Rate Advances on not less than one (1) Business Day prior notice to the Administrative Agent. A LIBOR Advance may be paid on the last day of the LIBOR applicable LIBOR Interest Period or, if and only if Borrower pays any amounts due to the Lenders under Section 3.4 as a result of such prepayment, on a day prior to such last day.

2.7. Method of Selecting Types and Interest Periods for New Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio their respective portions of the Loan bear to the aggregate Loan Amount. Borrower shall select the Type of Advance and, in the case of each LIBOR Advance, the LIBOR Interest Period applicable thereto from time to time. Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit I (i) not later than 3:00 p.m. Cleveland time on the Business Day immediately preceding the Borrowing Date of each Base Rate Advance, and (ii) not later than 10:00 a.m. Cleveland time, at least three (3) Business Days before the Borrowing Date for each LIBOR Advance, which shall specify:

(i) the Borrowing Date, which shall be a Business Day, of such Advance;

(ii) the aggregate amount of such Advance;

(iii) the Type of Advance selected; and

(iv) in the case of each LIBOR Advance, the LIBOR Interest Period applicable thereto.

The Administrative Agent shall promptly give each Lender notice of the contents of each Borrowing Notice received from Borrower. Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than noon (Cleveland time). The Administrative Agent will make the funds so received from the Lenders available to Borrower at the Administrative Agent’s aforesaid address.

No LIBOR Interest Period may end after the Loan Maturity Date and, unless the Lenders otherwise agree in writing, in no event may there be more than three (3) different LIBOR Interest Periods for LIBOR Advances outstanding at any one time.

2.8. Conversion and Continuation of Outstanding Advances. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into LIBOR Advances. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable LIBOR Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into a Base Rate Advance unless Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such LIBOR Interest Period, such LIBOR Advance either continue as a LIBOR Advance for the same or another Interest Period or be converted to an Advance of another Type. Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any LIBOR Advance shall be made on, and only on, the last day of the LIBOR Interest Period applicable thereto. Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance to a LIBOR Advance or continuation of a LIBOR Advance not later than 10:00 a.m. (Cleveland time), at least three Business Days, in the case of a conversion into or continuation of a LIBOR Advance, prior to the date of the requested conversion or continuation, specifying:

(i) the requested date which shall be a Business Day, of such conversion or continuation;

(ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Advance, the duration of the LIBOR Interest Period applicable thereto.

2.9. Changes in Interest Rate, Etc. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Advance into a Base Rate Advance pursuant to Section 2.8 to but excluding the date it becomes due or is converted into a LIBOR Advance pursuant to Section 2.8 hereof, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Base Rate. Each LIBOR Advance shall bear interest from and including the first day of the LIBOR Interest Period applicable thereto to (but not including) the last day of such LIBOR Interest Period at the interest rate determined as applicable to such LIBOR Advance.

2.10. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.7 or 2.8, during the continuance of a Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Rate Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each LIBOR Advance shall bear interest for the remainder of the applicable LIBOR Interest Period at the rate otherwise applicable to such LIBOR Interest Period plus

3% per annum and (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate otherwise applicable to the Base Rate Advance plus 3% per annum; provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.

2.11. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to Borrower, by noon (local time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. As provided elsewhere herein, all Lenders’ interests in the Advances and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (local time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of Borrower maintained with KeyBank for each payment of principal, interest and fees as it becomes due hereunder.

2.12. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect Borrower’s obligations under such Note. Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Authorized Officer. Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. Upon a Lender’s furnishing to Borrower an affidavit to such effect, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.

2.13. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, and upon any repayment of the Outstanding Loan Amount in its entirety. Interest and all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.14. Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Floor Base Rate.

2.15. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to Administrative Agent and Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.16. Non-Receipt of Funds by the Administrative Agent. Unless Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from Borrower.

2.17. Replacement of Lenders under Certain Circumstances. Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (b) cannot maintain its LIBOR Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default shall have occurred and be continuing at the time of such replacement, (iii) Borrower shall repay (or the replacement bank or institution shall purchase), at par all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any LIBOR Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the LIBOR Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.18. Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.19. Collateral Pool. The obligations of Borrower under the Loan Documents shall be secured by a perfected first priority security interest to be held by the Administrative Agent for the benefit of the Lenders in the Collateral, including the Pledged Equity Interests with respect to those Collateral Assets. Such security interest shall be evidenced from time to time by the Collateral Assignment and the other Security Documents. The Security Documents with respect to the Collateral Assets shall be executed, delivered and filed not later than the Agreement Execution Date.

2.20 Tenant Improvement Reserve Fund. Borrower has deposited $491,243 with Administrative Agent on the date hereof to be used to pay tenant improvement costs in connection with the Collateral Assets, up to $296,132 with respect to the Collateral Asset in Hialeah and up to $195,111 with respect to the Collateral Asset in Miami Springs, provided that any unused amount at one Collateral Asset shall not be available for use at the other Collateral Asset. The amount so deposited shall hereinafter be referred to as the “Tenant Improvement Reserve Fund”. Administrative Agent shall make disbursements from the Tenant Improvement Reserve Fund to Borrower or to such payees as Borrower may direct in writing to pay for tenant improvement obligations incurred by Borrower. All such expenses shall be approved by Administrative Agent in its reasonable discretion. Administrative Agent shall make disbursements as requested by Borrower upon receipt of a certification by the inspecting architect that all such work has been satisfactorily completed pursuant to a Lease entered into in accordance with the requirements set forth herein, in increments of no less than $5,000.00 upon delivery by Borrower of Administrative Agent’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Administrative Agent, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment, provided that Borrower shall not be obligated to provide lien waivers from those parties whose contract payments, in the aggregate, amount to less than $100,000. Disbursements for tenant improvement costs shall be limited to a maximum of $1.00 per square foot leased.

2.21 Leasing Commission Reserve Fund. Borrower has deposited $533,024 with Administrative Agent on the date hereof to be used to pay leasing commissions in connection with the Collateral Assets, up to $242,828 with respect to the Collateral Asset in Hialeah and up to $290,196 with respect to the Collateral Asset in Miami Springs, provided that any unused amount at one Collateral Asset shall not be available for use at the other Collateral Asset. The amount so deposited shall hereinafter be referred to as the “Leasing Commission Reserve Fund”. Administrative Agent shall make disbursements from the Leasing Commission Reserve Fund to Borrower or to such payees as Borrower may direct in writing to pay for leasing commissions at such Collateral Assets as incurred by Borrower. All such expenses shall be approved by Administrative Agent in its reasonable discretion. Administrative Agent shall make disbursements as requested by Borrower upon receipt of documentation satisfactory to Administrative Agent. Disbursements for leasing commissions on any single lease shall be limited to a maximum of 20% of the pro forma first year’s rent under such lease.

2.22 Interest Reserve Fund. Borrower has deposited $175,000 with Administrative Agent on the Agreement Execution Date which shall not be available to Borrower and may be used to pay interest on the Loan at the election of the Administrative Agent at any time that an Event of Default has occurred and is continuing. The amount so deposited shall hereinafter be referred to as the “Interest Reserve Fund”. Administrative Agent shall not be obligated to make disbursements from the Interest Reserve Fund to pay interest as it becomes due hereunder prior to an Event of Default and all such interest payments shall be made by Borrower from Borrower’s own funds.

2.23 Reserve Funds Generally.

(a) Borrower grants to Administrative Agent a first-priority perfected security interest in the Tenant Improvement Reserve Fund, the Leasing Commission Reserve Fund and the Interest Reserve Fund (each a “Reserve Fund”) and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Obligations. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Obligations. At any time after the date that the Collateral Pool Implied DSCR exceeds 1.25 to 1, the Administrative Agent shall, within two (2) Business Days after receipt of a written request from Borrower for the release of the remaining unfunded Reserve Funds accompanied by a certificate and any supporting documentation reasonably required by Administrative Agent, release and deliver the Reserve Funds to the Borrower.

(b) Upon the occurrence of an Event of Default, Administrative Agent may, in addition to any and all other rights and remedies available to Administrative Agent, apply any sums then present in any or all of the Reserve Funds to the payment of the Obligations in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Administrative Agent. Borrower shall not be entitled to interest on any of the Reserve Funds.

(d) Borrower shall not, without obtaining the prior written consent of Administrative Agent, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Administrative Agent as the secured party, to be filed with respect thereto.

(e) Borrower shall indemnify Administrative Agent and the Lenders and hold Administrative Agent and the Lenders harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Administrative Agent or any of the Lenders or their respective agents or employees. Borrower shall assign to Administrative Agent for the benefit of the Lenders all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Administrative Agent may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE III.

CHANGE IN CIRCUMSTANCES

3.1. Yield Protection. Subject to the provisions of Section 3.6, if, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Lender or any applicable Lending Installation party hereto to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Loans, or

(ii) imposes or increases or makes applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Loans, by an amount deemed material by such Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Loans or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Loans then, subject to the provisions of Section 3.6, Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the June 2006 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “Basel II: International Convergence of Capital Measurements and Capital Standards: A Revised Framework,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3. Availability of Types of Advances. If any Lender in good faith determines that maintenance of any of its LIBOR Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance and require any LIBOR Advances of the affected Type to be repaid; or if the Required Lenders in good faith determine that (i) deposits of a type or maturity appropriate to match fund LIBOR Advances are not available, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a LIBOR Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Advances made after the date of any such determination. If Borrower is required to so repay a LIBOR Advance, Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Base Rate Advance.

3.4. Funding Indemnification. If any payment of a LIBOR Advance occurs on a date which is not the last day of the applicable LIBOR Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Advance is not made on the date specified by Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the LIBOR Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.

3.5. Taxes.

(i) All payments by Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions, (c) Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii) Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from Borrower with respect to such amounts, whether pursuant to this Article or otherwise, except to the extent Borrower participated in the actions giving rise to such liability.

3.6. Lender Statements; Survival of Indemnity. If any Lender becomes entitled to claim any additional amounts pursuant to Sections 3.1, 3.2 or 3.5, Borrower shall not be required to pay the same unless they are the result of requirements imposed generally on lenders similar to such Lender and not the result of some specific reserve or similar requirement imposed on such Lender as a result of such Lender’s special circumstances. If any Lender becomes entitled to claim any additional amounts pursuant to Sections 3.1, 3.2 or 3.5, such Lender shall provide Borrower with not less than thirty (30) days written notice (with a copy to the Administrative Agent) specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount; provided that Borrower is not required to compensate Lender pursuant to Sections 3.1, 3.2 or 3.5 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the events giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Loans to reduce any liability of Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Lender funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Base Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by Borrower of such written statement. The obligations of Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV.

CONDITIONS PRECEDENT

4.1. Initial Advance. The Lenders shall not be required to make the initial Advance hereunder unless (a) Borrower shall, prior to or concurrently with such Advance or issuance, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following:

(i) The duly executed originals of the Loan Documents, including the Notes, payable to the order of each of the Lenders, this Agreement, the Subsidiary Guaranty, the Parent Guaranty, the Collateral Assignment and the other Security Documents;

(ii)(A) Certificates of good standing for Borrower, the Parent Guarantor and each Subsidiary Guarantor, from the State of Delaware for Borrower and the states of organization of the Parent Guarantor and each Subsidiary Guarantor, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Execution Date, and (B) foreign qualification certificates for each Subsidiary Guarantor, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Execution Date, for each other jurisdiction where the failure of such Subsidiary Guarantor to so qualify or be licensed (if required) is reasonably expected to have a Material Adverse Effect;

(iii) Copies of the formation documents (including code of regulations, if appropriate) of Borrower, the Parent Guarantor and the Subsidiary Guarantors, certified by an officer of Borrower, Parent Guarantor or such Subsidiary Guarantor, as appropriate, together with all amendments thereto, provided that a certificate of no change from Borrower may be delivered if no changes have occurred in such documents since their delivery under the Original Credit Agreement;

(iv) Incumbency certificates, executed by officers of Borrower, Parent Guarantor and the Subsidiary Guarantors, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by Borrower, Parent Guarantor or any such Subsidiary Guarantor and provided further that a certificate of no change from Borrower may be delivered if no changes have occurred in such certificates since their delivery under the Original Credit Agreement;

(v) Copies, certified by a Secretary or an Assistant Secretary of Borrower, Parent Guarantor and each Subsidiary Guarantor, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the Advances provided for herein, with respect to Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by Borrower, Parent Guarantor and each Subsidiary Guarantor hereunder;

(vi) A written opinion of Borrower’s, Parent Guarantor’s and Subsidiary Guarantors’ counsel, addressed to the Lenders in form and substance as the Administrative Agent may reasonably approve;

(vii) A certificate, signed by an officer of Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of Borrower are true and correct as of the initial Borrowing Date provided that such certificate is in fact true and correct;

(viii) The most recent financial statements of Borrower;

(ix) Copies of the UCC financing statement, judgment, and tax lien searches with respect to Borrower, Parent Guarantor and each Subsidiary Guarantor from their respective states of organization;

(x) Written money transfer instructions, in substantially the form of Exhibit E hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(xi) Evidence that all upfront fees due to each of the Lenders under the terms of their respective commitment letters have been paid, or will be paid out of the proceeds of the initial Advance hereunder;

(xii) Delivery of all Eligible Collateral Asset Documents and the satisfaction of all Collateral Inclusion Conditions with respect to the Collateral Assets; and

(xiii) Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

Administrative Agent’s execution of this Agreement and delivery of a fully executed copy to Borrower shall evidence the Administrative Agent’s acknowledgement that either Borrower has satisfied each such condition or such condition has been waived.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lenders that:

5.1. Existence. Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is duly qualified, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of Parent Guarantor and Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2. Authorization and Validity. Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3. No Conflict; Government Consent. Neither the execution and delivery by Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or any of its Subsidiaries or Borrower’s or any Subsidiary’s limited liability company agreements, or the provisions of any indenture, instrument or agreement to which Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default is not reasonably expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement.

5.4. Financial Statements; Material Adverse Effect. All consolidated financial statements of Parent Guarantor, Borrower and Borrower’s Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Execution Date, there was no change in the business, properties, or condition (financial or otherwise) of Parent Guarantor, Borrower and Borrower’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.5. Taxes. Parent Guarantor, Borrower and Borrower’s Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of Parent Guarantor, Borrower and Borrower’s Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.6. Litigation and Guarantee Obligations. Except as set forth on Schedule 3 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Parent Guarantor, Borrower or any of Borrower’s Subsidiaries which is reasonably be expected to have a Material Adverse Effect. Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Agreement Execution Date on or about the date such material contingent obligations are incurred.

5.7. Subsidiaries; Investment Affiliates. Schedule 1 hereto contains, an accurate list of all Subsidiaries of Parent Guarantor, setting forth their respective jurisdictions of incorporation or formation and the percentage of their respective capital stock or partnership or membership interest owned by Parent Guarantor, Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries that are corporations have been duly authorized and issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Subsidiary.

5.8. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither Parent Guarantor, Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.9. Accuracy of Information. No information, exhibit or report furnished by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.10. Regulation U. Borrower has not used the proceeds of any Advance to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement.

5.11. Material Agreements. Neither Parent Guarantor, Borrower nor any Subsidiary of Borrower is a party to any agreement or instrument or subject to any charter or other corporate restriction which is reasonably be expected to have a Material Adverse Effect. Neither Parent Guarantor, Borrower nor any Subsidiary of Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default is reasonably expected to have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.

5.12. Compliance With Laws. Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. Neither Borrower nor any Subsidiary of Borrower has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

5.13. Ownership of Properties. Except as set forth on Schedule 2 hereto, on the date of this Agreement, Borrower and Borrower’s Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the financial statements as owned by it.

5.14. Investment Company Act. Neither Parent Guarantor, nor Borrower nor any Subsidiary of Borrower or Parent Guarantor is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15. Affiliate Transactions. Except as permitted by Section 6.17, neither Parent Guarantor, Borrower, nor any of Borrower’s Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of Borrower or any of Borrower’s Subsidiaries is a party.

5.16. Solvency.

(i) Immediately after the Agreement Execution Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii) Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.17. Insurance. Borrower and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are required pursuant to the insurance requirements attached hereto as Exhibit J and made a part hereof:

5.18. REIT Status. Parent Guarantor is qualified as a real estate investment trust under Section 856 of the Code, is a self-directed and self-administered real estate investment trust and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of Parent Guarantor as a real estate investment trust.

5.19. Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Execution Date except as disclosed in environmental reports delivered to the Administrative Agent or on Schedule 4 attached hereto and to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, are not reasonably be expected to have a Material Adverse Effect:

(a) To the best knowledge of Borrower, the Projects of Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of Borrower or any such Subsidiary under, Environmental Laws.

(b) To the best knowledge of Borrower, (i) the Projects of Borrower and its Subsidiaries and all operations at such Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(c) Neither Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) To the best knowledge of Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of Borrower or any such Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of Borrower or any such Subsidiary under, any applicable Environmental Laws.

(e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Borrower, threatened, under any Environmental Law to which Borrower or any of its Subsidiaries is or, to Borrower’s knowledge, will be named as a party with respect to the Projects of Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of Borrower and its Subsidiaries.

(f) To the best knowledge of Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of Borrower and its Subsidiaries, or arising from or related to the operations of Borrower and its Subsidiaries in connection with such Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.20. Collateral Assets. As of the Agreement Execution Date:

(a) Each of the Collateral Assets is not located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the

National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law or, if any portion of the industrial buildings on such Properties are located within any such area, the applicable Subsidiary Guarantor has obtained and will maintain through the Loan Maturity Date the insurance prescribed in Section 5.17 hereof.

(b) To Borrower’s knowledge, each of the Collateral Assets and the present use and occupancy thereof are in material compliance with all material zoning ordinances (without reliance upon adjoining or other properties), health, fire and building codes, land use laws (including those regulating parking) and Environmental Laws (except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement) and other similar laws (“Applicable Laws”).

(c) Each of the Collateral Assets is served by all utilities required for the current or contemplated use thereof.

(d) To Borrower’s knowledge, all public roads and streets necessary for service of and access to each of the Collateral Assets for the current or contemplated use thereof have been completed, and are open for use by the public, or appropriate insured private easements are in place.

(e) Except as disclosed in any property condition reports delivered by the Administrative Agent, Borrower is not aware of any material latent or patent structural or other significant deficiency of the Collateral Assets. Each of the Collateral Assets is free of damage and waste that would materially and adversely affect the value of such Collateral Asset, is in good condition and repair and to Borrower’s knowledge there is no deferred maintenance other than ordinary wear and tear. Each of the Collateral Assets is free from damage caused by fire or other casualty.

(f) To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Collateral Assets are in a good and safe condition and repair and to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.

(g) To Borrower’s knowledge, all improvements on each Collateral Asset lie within the boundaries and building restrictions of the legal description of record of such Collateral Asset, no improvements encroach upon easements benefiting the Collateral Assets other than encroachments that do not materially adversely affect the use or occupancy of the Collateral Assets and no improvements on adjoining properties encroach upon the Collateral Assets or upon easements benefiting the Collateral Assets other than encroachments that do not materially adversely affect the use or occupancy of the Collateral Assets.

(h) To Borrower’s knowledge, all Leases are in full force and effect. Borrower is not in default under any Lease and Borrower has disclosed to Lenders in writing any material default, of which Borrower has knowledge, under any Lease which demises any material portion of the related Collateral Asset.

(i) There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Collateral Assets except to the extent such items are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided and there is no risk of loss, forfeiture, or sale of any interest in the Collateral Assets during such proceedings. Each of the Collateral Assets is taxed separately without regard to any other property not included in the Collateral.

(j) No condemnation proceeding or eminent domain action is pending or threatened against any of the Collateral Assets which would impair the use, value, sale or occupancy of such Collateral Asset (or any portion thereof) in any material manner.

(k) Each of the Collateral Assets is not, nor is any direct or indirect interest of Borrower or any Subsidiary Guarantor in any Collateral Asset or in the Pledged Equity Interest with respect to any owner of a Collateral Asset, subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.14 or to any Negative Pledge (other than the Liens and Negative Pledges created pursuant to this Agreement to secure the obligations of Borrower and the Subsidiary Guarantors).

(l) The Collateral Assignment creates a valid first priority security interest in the Pledged Equity Interests, subject only to Permitted Liens.

5.21. Intellectual Property.

(i) Parent Guarantor, Borrower and each of Borrower’s Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) used in the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.

(ii) Parent Guarantor, Borrower and each of Borrower’s Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property.

(iii) No claim has been asserted by any Person with respect to the use of any Intellectual Property by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property.

(iv) The use of such Intellectual Property by Parent Guarantor, Borrower and each of Borrower’s Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of Borrower or any of Borrower’s Subsidiaries that could be reasonably expected to have a Material Adverse Effect.

5.22. Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. Except as provided in the Fee

Letter, no other similar fees or commissions will be payable by any Lender for any other services rendered to Parent Guarantor, Borrower, any of the Subsidiaries of Borrower or any other Person ancillary to the transactions contemplated hereby.

5.23. No Bankruptcy Filing. Neither Parent Guarantor, Borrower nor any of Borrower’s Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any of such Persons.

5.24. No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Parent Guarantor, Borrower or the Subsidiary Guarantors with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

5.25. Transaction in Best Interests of Borrower and Subsidiary Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of Parent Guarantor, Borrower and the Subsidiary Guarantors. The direct and indirect benefits to inure to Borrower and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrower and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Guarantor to guaranty the Obligations, Borrower would be unable to obtain the financing contemplated hereunder which financing will enable Borrower and its Subsidiaries to have available financing to conduct and expand their business. Borrower and its Subsidiaries constitute a single integrated financial enterprise and receive a benefit from the availability of credit under this Agreement.

5.26. Subordination. Borrower is not a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any such Persons.

5.27. Tax Shelter Representation. Borrower does not intend to treat the Loans, and/or related transactions as being a “reportable transaction” (within the meaning of United States Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If Borrower so notifies the Administrative Agent, Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

5.28. Anti-Terrorism Laws.

(i) None of Parent Guarantor, Borrower and Borrower’s Subsidiaries is in violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(ii) None of Parent Guarantor, Borrower and Borrower’s Subsidiaries, or any of their brokers or other agents acting with respect to or benefiting from this Agreement is a Prohibited Person. A “Prohibited Person” is any of the following:

(1) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(2) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(3) a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii) None of Parent Guarantor, Borrower and Borrower’s Subsidiaries (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

None of Parent Guarantor, Borrower and Borrower’s Subsidiaries shall (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its reasonable discretion, confirming Borrower’s compliance herewith).

5.29. Survival. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries prior to the Agreement Execution Date and delivered to the Administrative Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by Borrower under this Agreement. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loan.

ARTICLE VI.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. Borrower will maintain, for itself and each Subsidiary, on a consolidated basis with Parent Guarantor, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

(i) As soon as available, but in any event not later than 45 days after the close of each of the first three fiscal quarters of each year, for the Consolidated Group, an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by an Authorized Officer;

(ii) As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for the Consolidated Group, the following reports in form and substance reasonably satisfactory to the Administrative Agent, all certified by the Parent Guarantor’s chief financial officer or chief accounting officer: an updated rent roll and operating statement for each Collateral Asset and such other information on the Collateral Assets as may be reasonably requested;

(iii) As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Consolidated Group audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent;

(iv) Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C hereto signed by an Authorized Officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;

(v) As soon as possible and in any event within 10 days after receipt by an Authorized Officer of Borrower, a copy of (a) any notice or claim to the effect that Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by Borrower or any of its Subsidiaries, which, in either case, is reasonably expected to have a Material Adverse Effect;

(vi) Promptly upon becoming aware of the same and to the extent Parent Guarantor, Borrower, or any of its Subsidiaries, are aware of the same, notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Parent Guarantor, Borrower, any of its Subsidiaries or any of their respective properties, assets or businesses which involve claims individually or in the aggregate in excess of $5,000,000, and notice of the receipt of notice that any United States income tax returns of Parent Guarantor, Borrower or any of its Subsidiaries are being audited;

(vii) Promptly upon becoming available, a copy of any amendment to a formation document of Borrower;

(viii) Promptly upon becoming aware of the same, notice of any change in the senior management of Parent Guarantor, Borrower, or any of its Subsidiaries, any change in the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower, or any of its Subsidiaries which has or is reasonably be expected to have a Material Adverse Effect, or any other event or circumstance which has had or is reasonably be expected to have a Material Adverse Effect;

(ix) Promptly upon becoming aware of entry of the same, notice of any order, judgment or decree in excess of $5,000,000 having been entered against Parent Guarantor, Borrower, or any of its Subsidiaries or any of their respective properties or assets;

(x) Promptly upon receipt of the same, notice if Parent Guarantor, Borrower, or any of its Subsidiaries shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which is reasonably be expected to have a Material Adverse Effect; and

(xi) Such other information (including, without limitation, financial statements for Parent Guarantor, Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2. Use of Proceeds. Borrower will use the proceeds of the Advances to finance its investment in the Collateral Assets, to finance Borrower’s or its Subsidiaries’ acquisitions of Projects or for general corporate working capital purposes. Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto, or (iii) to make any Entity Acquisition other than a Permitted Acquisition.

6.3. Notice of Default. Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. Parent Guarantor and Borrower will do, and will cause each of their respective Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers permitted hereunder and Permitted Acquisitions) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each jurisdiction in which any Project owned (or leased pursuant to an Qualified Ground Lease) by it is located, and in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified is reasonably be expected to have a Material Adverse Effect, and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so is reasonably be expected to have a Material Adverse Effect and, specifically, neither Parent Guarantor, Borrower nor Borrower’s Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of industrial properties, and ancillary businesses specifically related to industrial properties. Parent Guarantor and Borrower shall, and shall cause each of their respective Subsidiaries, to develop and implement such programs, policies and procedures as are necessary to comply with the USA Patriot Act and shall promptly advise the Administrative Agent in writing in the event that any of such Persons shall determine that any investors in such Persons are in violation of such act.

6.5. Taxes. Parent Guarantor and Borrower will pay, and will cause each of their respective Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

6.6. Insurance. Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.17 on all their Projects and Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.

6.7. Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which is reasonably be expected to have a Material Adverse Effect.

6.8. Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects in good repair, working order and condition, ordinary wear and tear excepted.

6.9. Inspection. Borrower will, and will cause each of its Subsidiaries to, permit the Lenders upon reasonable advance notice, by their respective representatives and agents, to inspect during regular business hours any of the Projects, corporate books and financial records of Borrower and each of their respective Subsidiaries, to examine and make copies of the books of accounts and other financial records of Parent Guarantor, Borrower and each of their respective Subsidiaries, and to discuss the affairs, finances and accounts of Parent Guarantor, Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

6.10. Maintenance of Status; Modification of Formation Documents. Parent Guarantor shall at all times maintain its status as a self-directed, self-administered real estate investment trust in compliance with all applicable provisions of the Code relating to such status. Neither Parent Guarantor nor Borrower shall amend any of its articles of incorporation, limited liability company agreements, or by-laws, as applicable, without the prior written consent of the Administrative Agent in a manner that is reasonably expected to have a Material Adverse Effect. Parent Guarantor and Borrower shall not, and shall not permit any Subsidiary of Borrower to, enter into any amendment or modification of any formation documents of Borrower or such Subsidiary which would have a Material Adverse Effect.

6.11. Dividends. Provided there is no then-existing Default hereunder with respect to the payment of any of the Obligations, Parent Guarantor shall be permitted to declare and pay dividends on its Capital Stock from time to time in amounts determined by Parent Guarantor, provided, however, that in no event shall Parent Guarantor declare or pay dividends on its Capital Stock or make distributions with respect thereto (including dividends paid and distributions actually made with respect to gains on property sales and any Preferred Dividends as Parent Guarantor may be contractually required to make from time to time) if such dividends and distributions paid on account of any fiscal year of Parent Guarantor, in the aggregate for such period, would exceed (A) 110% of Funds from Operations for the first fiscal year of Parent Guarantor ending after the Agreement Execution Date, (B) 100% of Funds from Operations for the second fiscal year of Parent Guarantor ending after the Agreement Execution Date and (C) 95% of Funds From Operations for each fiscal year of Parent Guarantor thereafter. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this Section 6.11, Parent Guarantor shall be permitted at all times to distribute whatever amount of dividends is necessary to maintain its tax status as a real estate investment trust.

6.12. Merger; Sale of Assets. Borrower will not, nor will it permit any of its Subsidiaries to, without prior notice to the Administrative Agent and without providing a certification of compliance with the Loan Documents enter into any merger (other than mergers in which such entity is the survivor and mergers of Subsidiaries (but not Borrower) as part of transactions that are Permitted Acquisitions provided that following such merger the target entity becomes a Wholly-Owned Subsidiary of Borrower), consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Properties, except for (a) such transactions that occur between Wholly-Owned Subsidiaries or between Borrower and a Wholly-Owned Subsidiary and (b) mergers solely to change the jurisdiction of organization of a Subsidiary Guarantor, provided that, in any event, approval in advance by the Required Lenders shall be required for transfer or disposition in any quarter of assets with an aggregate value greater than 15% of Consolidated Gross Asset Value, or any merger of the Parent Guarantor, Company or Subsidiary into another operating entity which would result in an increase to the Consolidated Gross Asset Value of more than 50%.

6.13. Subsidiary Guarantors. Borrower shall cause each of its existing Wholly-Owned Subsidiaries which owns a Collateral Asset, as identified on Schedule 5 attached hereto and made a part hereof, to execute and deliver to the Administrative Agent the Subsidiary Guaranty.

6.14. Sale and Leaseback. Borrower will not, nor will it permit any of its Subsidiaries to, sell or transfer a Collateral Asset in order to concurrently or subsequently lease such Property as lessee.

6.15. Acquisitions and Investments. Borrower will not, nor will it permit any Subsidiary of Borrower to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries of Borrower), or commitments therefor, or become or remain a partner in any partnership or joint venture, or to make any Entity Acquisition of any Person, except:

(i) Cash Equivalents;

(ii) Investments in existing Subsidiaries of Borrower, Investments in Subsidiaries of Borrower formed for the purpose of developing or acquiring industrial properties, or Investments in existing or newly formed joint ventures and partnerships engaged solely in the business of purchasing, developing, owning, operating, leasing and managing industrial properties;

(iii) transactions permitted pursuant to Section 6.12;

(iv) Investments permitted pursuant to Section 6.23; and

(v) Entity Acquisitions of Persons whose primary operations consist of the ownership, development, operation and management of industrial properties;

provided that, after giving effect to such Entity Acquisitions and Investments, Borrower continues to comply with all its covenants herein. Entity Acquisitions permitted pursuant to this Section 6.15 shall be deemed to be “Permitted Acquisitions”.

6.16. Liens. Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of Borrower or any of its Subsidiaries, except:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower or its Subsidiaries; and

(v) Liens other than Liens described in subsections (i) through (iv) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.

Liens permitted pursuant to this Section 6.16 shall be deemed to be “Permitted Liens”.

6.17. Affiliates. Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18. Swap Contracts. Borrower will not enter into or remain liable upon, nor will it permit any Subsidiary to enter into or remain liable upon, any Swap Contract, except to the extent required to protect Borrower and its Subsidiaries against increases in interest payable by them under variable interest Indebtedness.

6.19. Variable Interest Indebtedness. Borrower and its Subsidiaries shall not at any time permit the outstanding principal balance of Consolidated Total Indebtedness which bears interest at an interest rate that is not fixed through the maturity date of such Indebtedness to exceed twenty-five percent (25%) of Consolidated Gross Asset Value, unless all of such Indebtedness in excess of such amount is subject to a Swap Contract approved by the Administrative Agent that effectively converts the interest rate on such excess to a fixed rate.

6.20. Consolidated Tangible Net Worth. Borrower on a consolidated basis with Parent Guarantor and Borrower’s Subsidiaries shall maintain a Consolidated Tangible Net Worth of not less than $145,000,000 plus eighty percent (80%) of the equity contributions or sales of Capital Stock received by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries after the Agreement Execution Date.

6.21. Indebtedness and Cash Flow Covenants. Borrower on a consolidated basis with Parent Guarantor and Borrower’s Subsidiaries shall not permit:

(i) Intentionally omitted;

(ii) Intentionally omitted;

(iii) Consolidated Total Indebtedness to be more than 0.60 times Consolidated Gross Asset Value at any time;

(iv) Adjusted EBITDA to be less than 1.75 times Consolidated Fixed Charges at any time;

(v) any Recourse Indebtedness to exist, other than the Obligations under this Agreement and up to $50,000,000 in the aggregate of other Recourse Indebtedness;

6.22. Environmental Matters. Borrower and its Subsidiaries shall:

(a) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so is not be reasonably expected to have a Material Adverse Effect; provided that in no event shall Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants

(i) at Projects owned by Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings is not be reasonably expected to have a Material Adverse Effect, or (ii) Borrower has determined in good faith that contesting the same is not in the best interests of Borrower and its Subsidiaries and the failure to contest the same is not be reasonably expected to have a Material Adverse Effect.

(c) Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of Borrower, its Subsidiaries or their Projects (excluding loss arising from actions taken by the owner of any Collateral Asset [or any other person who is not an Affiliate of the Borrower] from and after the date on which the Pledged Equity Interests in the Subsidiary Guarantor owing such Collateral Asset have been sold pursuant to the exercise of the Lenders’ rights under the Collateral Assignment) or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

(d) Prior to the acquisition of a new Project after the Agreement Execution Date, perform or cause to be performed an environmental investigation which investigation shall include preparation of a “Phase I” report and, if appropriate in Borrower’s reasonable discretion, a “Phase II” report, in each case prepared by a recognized environmental engineer in accordance with customary standards which discloses that the such Project is not in violation of the representations and covenants set forth in this Agreement, unless such violation has been disclosed in writing to the Administrative Agent and remediation actions satisfactory to the Administrative Agent are being taken and at a minimum comply with all the specifications and procedures attached hereto as Exhibit H. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon reasonable request, for informational purposes and to assure compliance with the specifications and procedures.

6.23. Permitted Investments.

(a) The Consolidated Group’s aggregate Investment in Investment Affiliates and (valued at the greater of the cash investment in that entity by the Consolidated Group or the portion of Consolidated Gross Asset Value attributable to such entity or its assets, as the case may be) shall not at any time exceed fifteen percent (15%) of Consolidated Gross Asset Value.

(b) The Consolidated Group’s aggregate Investment in Construction in Progress (with each asset valued at its cost basis) shall not at any time exceed ten percent (10%) of Consolidated Gross Asset Value.

(c) The Consolidated Group’s aggregate Investment in Unimproved Land (with each asset valued at its cost basis) shall not at any time exceed five percent (5%) of Consolidated Gross Asset Value.

(d) The Consolidated Group’s aggregate Investment in Unimproved Land and Drop Lots (with each asset valued at its cost basis), in the aggregate, shall not at any time exceed fifteen percent (15%) of Consolidated Gross Asset Value.

(e) Notwithstanding the foregoing individual limitations by type of asset, the Consolidated Group’s Investment in the above items (a)-(d) in the aggregate shall not at any time exceed twenty percent (20%) of Consolidated Gross Asset Value.

6.24. Lease Approvals. Provided no Default shall have occurred and be continuing hereunder, Borrower may permit any Subsidiary of Borrower to enter into, modify or amend any Lease without the prior written consent of any Lender, provided such proposed Lease (a) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant, the length of term and the location and the amount of space rented) as of the date of such Lease is executed by the applicable Subsidiary and (b) is an arm’s length transaction with a bona fide independent third-party tenant whose identity and creditworthiness are appropriate for a property comparable to the applicable Project. Borrower may also permit any Subsidiary of Borrower to modify, amend or terminate any Lease without the prior approval of any Lender, provided, however, in the event that any such Subsidiary terminates a Lease, any termination fee shall be reserved by such Subsidiary and used for future leasing commission and tenant inducement costs in connection with reletting such space.

6.25. Prohibited Encumbrances. Borrower agrees that neither Borrower nor any other member of the Consolidated Group shall (i) create a Lien against any Project other than a single first-priority mortgage or deed of trust, (ii) create a Lien on any Capital Stock or other ownership interests in any member of the Consolidated Group or any Investment Affiliate (other than (A) Liens securing the Facility Obligations as provided herein or (B) Liens against the Capital Stock or other ownership interests in any Subsidiary which owns only one or more Projects encumbered by a Lien permitted under clause (i) of this Section 6.25 in favor of the holder of the Lien against such Project), or (iii) enter into or be subject to any agreement governing any Indebtedness which constitutes a Negative Pledge (other than restrictions on further subordinate Liens on Projects or ownership interests therein permitted to be encumbered under clauses (i) or (ii) of this Section 6.25).

6.26. Further Assurances; Changes to Covenants. Borrower shall, at Borrower’s cost and expense and upon request of the Administrative Agent, execute and deliver or cause to be executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents. Borrower and the Administrative Agent acknowledge and agree that the financial covenants contained herein regarding Borrower are currently the same as those that apply to the Revolving Credit Facility. In the event of any changes in such covenants in the future, so long as the Administrative Agent is acting as agent both under this Agreement and the Revolving Credit Facility, the Administrative Agent shall recommend to the Lenders that such financial covenants remain the same under both facilities, with the understanding that the then-current lenders under such facilities will have final approval rights over any such changes to the financial covenants.

6.27. Distribution of Income to Borrower. Borrower shall cause all of its Subsidiaries to promptly distribute to Borrower (but not less frequently than once each fiscal quarter of Borrower unless otherwise approved by the Administrative Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Subsidiary of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices or (c) funding of reserves required by the terms of any deed of trust, mortgage or similar lien encumbering any Projects of such Subsidiary.

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Nonpayment of any principal payment on any Note when due.

7.2. Nonpayment of interest upon any Note or of any facility fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3. The breach of any of the terms or provisions of Article VI.

7.4. Any representation or warranty made or deemed made by or on behalf of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be false on the date as of which made the result of which is reasonably expected to have a Material Adverse Effect; provided, however, if such untrue representation and warranty is susceptible of being cured, upon the same not being cured within thirty (30) days of receipt of notice from the Administrative Agent.

7.5. The breach by Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Administrative Agent, or if such breach is not susceptible of being so remedied using commercially reasonable efforts within such fifteen (15)day period and so long as Borrower shall have commenced and shall thereafter diligently pursue cure of the same, such fifteen (15) day period shall be extended for such time as is reasonably necessary for Borrower to remedy such breach, such additional period not to exceed ninety (90) days.

7.6. Failure of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to pay when due any Recourse Indebtedness in excess of $1,000,000 in the aggregate or any other Consolidated Outstanding Indebtedness (other than the Obligations hereunder and Indebtedness under Swap Contracts) in excess of $10,000,000 in the aggregate (collectively, “Material Indebtedness”); or the default by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes or permits any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or, under any Swap Contract, the occurrence of an “Early Termination Date” (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Parent Guarantor, Borrower or any Subsidiary of Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any “Termination Event” (as so defined) under such Swap Contract as to which Parent Guarantor, Borrower or any Subsidiary of Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Parent Guarantor, Borrower or such Subsidiary of Borrower as a result thereof is greater than $1,000,000.

7.7. Parent Guarantor, Borrower, or any Subsidiary of Borrower shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.

7.8. A receiver, trustee, examiner, liquidator or similar official shall be appointed for Parent Guarantor, Borrower or any Subsidiary of Borrower or for any Substantial Portion of the Property of Parent Guarantor, Borrower or such Subsidiary, or a proceeding described in Section 7.7(iv) shall be instituted against Parent Guarantor, Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.9. Parent Guarantor, Borrower or any of the Subsidiary Guarantors shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments, warrants, writs of attachment, execution or similar process or orders for the payment of money in an amount which, when added to all other judgments, warrants, writs, executions, processes or orders outstanding against Parent Guarantor, Borrower or any of the Subsidiary Guarantors would exceed $10,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.10. Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to

Multiemployer Plans by Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.

7.11. Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.

7.12. Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), environmental problems at Properties owned by Borrower or any of its Subsidiaries or Investment Affiliates that are reasonably expected to have a Material Adverse Effect.

7.13. The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

7.14. Any Change of Control shall occur.

7.15. Any Change in Management shall occur.

7.16. A federal tax lien shall be filed against Parent Guarantor, Borrower or any of Borrower’s Subsidiaries under Section 6323 of the Code or a lien of the PBGC shall be filed against Parent Guarantor, Borrower or any of Borrower’s Subsidiaries under Section 4068 of ERISA and in either case such lien shall remain undischarged (or otherwise unsatisfied) for a period of sixty (60) days after the date of filing.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Sections 7.7 or 7.8 occurs with respect to Borrower, the Facility Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders may declare the Facility Obligations to be due and payable, whereupon if the Required Lenders elected to accelerate (i) the Facility Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by Borrower and any Subsidiary Guarantor under the Loan Documents.

If, within 10 days after acceleration of the maturity of the Facility Obligations as a result of any Default (other than any Default as described in Sections 7.7 or 7.8 with respect to Borrower) and before any judgment or decree for the payment of the Facility Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to Borrower, rescind and annul such acceleration.

8.2. Amendments. Subject to the provisions of this Article VIII the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of all Lenders:

(i) Extend the Loan Maturity Date, or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or reduce the Applicable Margins (or modify any definition herein which would have the effect of reducing the Applicable Margins) or the underlying interest rate options or extend the time of payment of any such principal, interest or fees.

(ii) Release any Pledged Equity Interest, release the Parent Guarantor from the Parent Guaranty or release any Subsidiary Guarantor from the Subsidiary Guaranty.

(iii) Reduce the percentage specified in the definition of Required Lenders.

(iv) Increase the Loan Amount.

(v) Permit Borrower to assign its rights under this Agreement.

(vi) Amend Sections 8.1, 8.2 or 11.2.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

8.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

8.4. Application of Funds. After the acceleration of the Facility Obligations as provided for in Section 8.1 (or after the Facility Obligations have automatically become immediately due and payable as set forth in Section 8.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(i) to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including attorney costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(ii) to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (ii) payable to them;

(iii) to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders, in proportion to the respective amounts described in this clause (iv) held by them;

(v) to payment of that portion of the Obligations constituting Related Swap Obligations ratably among the Lenders and Affiliates of Lenders holding such Related Swap Obligations in proportion to the respective amounts described in this clause (v) held by them; and

(vi) the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

ARTICLE IX.

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Taxes. Any taxes (excluding taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by Borrower, together with interest and penalties, if any.

9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.7. Expenses; Indemnification. Borrower shall reimburse the Administrative Agent for any costs, internal charges and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment, modification, and enforcement of the Loan Documents. Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their directors and officers against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all fees and reasonable expenses for attorneys of the indemnified parties, all expenses of litigation or preparation therefor whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The obligations of Borrower under this Section shall survive the termination of this Agreement.

9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11. Nonliability of Lenders. The relationship between Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.13. CONSENT TO JURISDICTION. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN CLEVELAND IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CLEVELAND, OHIO.

9.14. WAIVER OF JURY TRIAL. BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE X.

THE ADMINISTRATIVE AGENT

10.1. Appointment. KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Ohio Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

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10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances hereunder to be classified as being part of a “highly leveraged transaction”.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of Borrower or any Subsidiary Guarantor. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by Borrower to the Administrative Agent at such time, but is voluntarily furnished by Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective portion of the Loan (i) for any amounts not reimbursed by Borrower for which the Administrative Agent is entitled to reimbursement by Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders which is not cured after written notice and within the period described in Section 10.3, The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Subsidiaries in which Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.11. Successor Administrative Agent. Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Facility. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. If the Administrative Agent shall be grossly negligent in the performance of its obligations hereunder, the Administrative Agent may be removed by written notice received by the Administrative Agent from all Lenders holding 66 2/3% of that portion of the Outstanding Loan Amount not held by the Administrative Agent, such removal to be effective on the date specified by the other Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.12. Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Unmatured Default has occurred, the Administrative Agent shall notify each of the Lenders of such fact.

10.13. Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. Notwithstanding anything to the contrary contained herein, the failure of a Lender to respond with such a written approval or disapproval within such time period shall not result in such Lender becoming a Defaulting Lender.

10.14. Defaulting Lenders. At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender, except that the amount of the Commitment of the Defaulting Lender may not be changed without its consent. If a Defaulting Lender has failed to fund its pro rata share of any Advance and until such time as such Defaulting Lender subsequently funds its pro rata share of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its pro rata share (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section). All amounts paid by Borrower or the Guarantor and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective pro rata shares (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full. After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 10.14. This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of Borrower to repay all Loans in accordance with the terms of this Agreement. The provisions of this section shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders or all Lenders.

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrower and the Lenders and their respective successors and assigns, except that (i) Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

(i) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Portion of the Loan of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(ii) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan in which such Participant has an interest which would require consent of all the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

(iii) Benefit of Setoff. Borrower agrees that each Participant which has previously advised Borrower in writing of its purchase of a participation in a Lender’s interest in its Loans shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents. Each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, provided that such Lender and Participant may not each setoff amounts against the same portion of the Obligations, so as to collect the same amount from Borrower twice. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3. Assignments.

(i) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any Eligible Assignee all or any portion (greater than or equal to $2,000,000 for each assignee, so long as the hold position of the assigning Lender is not less than $2,000,000) of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit D hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to an Eligible Assignee which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld.

(ii) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit D hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(i), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Eligible Assignee to the effect that none of the consideration used to make the purchase of the portion of the Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Eligible Assignee in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Eligible Assignee shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Outstanding Loan Amount assigned to such Eligible Assignee. Upon the consummation of any assignment to a Eligible Assignee pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Eligible Assignee, in each case in principal amounts reflecting their respective portions of the Loan, as adjusted pursuant to such assignment.

12.4. Dissemination of Information. Borrower authorizes each Lender to disclose to any Participant or Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Borrower and its Subsidiaries, subject to Section 9.11 of this Agreement.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

ARTICLE XIII.

NOTICES

13.1. Giving Notice. Except as otherwise permitted by Section 2.12 with respect to certain notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile or by email (if confirmed in writing as provided below) and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted and any notice, if transmitted by email, shall be deemed given when transmitted (provided a copy of such notice is also sent by overnight delivery service on the date of such email).

13.2. Change of Address. Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, Borrower, the Administrative Agent and the Lenders have executed this Agreement as of the date first above written.

TERRENO REALTY LLC, a Delaware
limited liability company

By:	TERRENO REALTY CORPORATION, a
Maryland corporation, its sole member

By:	/s/ Jaime Cannon
Print Name: Jaime Cannon
Title: Vice President

Address for Notices:

16 Maiden Lane, Fifth Floor
San Francisco, CA 94108

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PERCENTAGE: 100%	KEYBANK NATIONAL ASSOCIATION,
Individually and as Administrative Agent

By: /s/ Joshua Mayers
Print Name: Joshua Mayers
Title: Vice President

127 Public Square, 8th Floor
OH-01-27-0839
Cleveland, Ohio 44114
Phone: 216-689-0213
Facsimile: 216-689-5819
Attention: Joshua Mayers
Email: Joshua_Mayers@KeyBank.com

With a copy to:	KeyBank National Association
800 Superior, 6th Floor
Cleveland, Ohio 44114
Phone: 216-828-7904
Facsimile: 216-828-7523
Attention: John Hyland